Exhibit 10.26

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

Ethanol Purchase and

Marketing Agreement

This Agreement is entered into as of this 1st day of April 2009, by and between Agri-Energy, LP and C&N Ethanol Marketing Corporation.

Seller:	Agri-Energy, LP 502 South Walnut Avenue Luverne, MN 56156

Buyer:	C&N Ethanol Marketing Corporation (“C&N”) 8011 34th Avenue South, Suite 147 Bloomington, MN 55425

WITNESSETH:

A. Agri-Energy, LP is a manufacturer of Ethanol and C&N intends to purchase the ethanol from Agri-Energy, LP for the purposes of reselling the ethanol on the open market and under the terms and conditions of this Agreement

B. In consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Product:	Fuel grade ethanol

Quality:	Meets ASTM – D4806 specifications for denatured fuel ethanol and as may be more fully described on Exhibit A. During the term of this agreement, Agri-Energy, LP agrees to collect samples for each shipment and retain them for a three-month period. Each product sample will be labeled to include the customer order number, production date and any other applicable information.

Term:	This agreement will begin with the commencement of ethanol production at Agri-Energy, LP for an initial one-year period. The agreement will automatically renew for subsequent year terms unless either party terminates the agreement 60 days before the end of the term.

Termination:	The agreement may be terminated if either party engages in an uncured breach. After receiving written notice, the breaching party will have 30 days to cure the breach. If the breaching party does not cure the breach in the required time, the agreement will terminate 30 days later.

Volume:	C&N will market Agri-Energy, LP’s entire ethanol production from Agri-Energy, LP’s ethanol plant located in Luverne, Minnesota. The current production output is estimated to be 1,820,000 gallons of ethanol per month. Notwithstanding the foregoing, Agri-Energy, LP may blend, produce, and market its own E85 ethanol from the production of the Luverne, Minnesota ethanol plant. Any gallons of ethanol which Agri-Energy, LP elects, in its discretion, to blend, produce, and market as E85 ethanol shall be deemed excluded from the production of the Luverne, Minnesota ethanol plant for purposes of this Agreement. Agri-Energy, LP will provide C&N with a forecast of production on or before the 15th day of each month for the future month.

Measurement:	Net gallons temperature compensated to 60 degrees Fahrenheit

Title:	Title transfers from seller to buyer at inlet flange of receiving tank

Price:	C&N will pay Agri-Energy, LP the gross sales price to the customer less expenses and a [...***...] marketing fee after expenses. Expenses may include, but are not limited to: truck, rail and terminal fees.

Payment Terms:	C&N will provide Agri-Energy, LP with a remittance by Wednesday of every week for shipments the previous week. Agri-Energy, LP will receive an electronic transfer of funds for the remittance the following Wednesday.

Audit of Records:	During the term of this agreement, Agri-Energy, LP may request a spot invoice audit or a complete audit. Agri-Energy, LP will be responsible for any fees incurred during such audits.

Indemnity:	Each party shall indemnify and hold the other harmless from any and all loss, damage, or expense (including reasonable attorneys’ fees) which the other party may incur or suffer as a result of any claim arising out of any breach of the indemnifying party’s representations, warranties, or covenants in this Agreement, or arising out of any other acts or omissions of such party in the course of performance of this Agreement. Notwithstanding the foregoing, in no event shall either party be liable to the other for any incidental or consequential damages of any kind, including, without limitation, any loss of business, profit, or revenues, or punitive damages.

Amendment/Waiver:

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

*Confidential Treatment Requested

Supersedes Previous Agreements:

This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writing between the parties with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

Governing Law/Compliance:

All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the United States and the State of Minnesota.

Disputes:	Any disputes that arise between the parties with respect to the performance of this Agreement shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said Association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.

Notices:	Any notice hereunder by either party to the other shall be given in writing by personal delivery, by telecopy (with confirmation of transmission) or by certified mail, return receipt requested. A notice shall be deemed given, if by personal delivery or by telecopy, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

Headings:	The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Other:	Notwithstanding any other provision of the agreement, where not in conflict with the foregoing, all other terms and conditions shall be in accordance with standard industry practice.

In witness whereof, the parties hereto have executed this Agreement on the date indicated below.

Agri-Energy, LP by its General Partner CORN-er Stone Ethanol Management, Inc.		C&N

By	/s/ Norman Smeenk	By	/s/ John Bjornstad
	Norm Smeenk, President		John Bjornstad, President

Date: 3-30 , 2009		Date: 4-1 , 2009

Agri-Energy, LP		C&N Ethanol Marketing Corporation

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